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                          MANAGED MUNICIPAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

         MANAGED MUNICIPAL FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened and held September 28, 1998 has adopted a resolution designating a new class of shares and increasing the total number of shares of capital stock which the Corporation has the authority to issue to fifty-five million (55,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of fifty-five thousand dollars ($55,000.00), all of which shares are designated and classified as follows: fifteen million (15,000,000) shares are designated "Flag Investors Managed Municipal Fund Class A Shares" (the "Class A Shares"), two million, five hundred thousand (2,500,000) shares are designated "Flag Investors Managed Municipal Fund Class B Shares" (the "Class B Shares"), fifteen million (15,000,000) shares are designated "Managed Municipal Fund Class C Shares" (the "Class C Shares"), twenty million (20,000,000) shares are designated "ISI Managed Municipal Fund Shares" (the "ISI Shares"), five hundred thousand (500,000) shares are designated "Flag Investors Managed Municipal Fund Class D Shares" (the "Class D Shares") and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class C Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue forty million (40,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of forty thousand dollars ($40,000.00), of which fifteen million (15,000,000) shares were designated "Flag Investors Managed Municipal Fund Class A Shares," two million, five hundred thousand (2,500,000) shares were designated "Flag Investors Managed Municipal Fund Class B Shares," twenty million (20,000,000) shares were designated "ISI Managed Municipal Fund Shares," five hundred thousand (500,000) shares were designated "Flag Investors Managed Municipal Fund Class D Shares" and two million (2,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.




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                  IN WITNESS WHEREOF, Managed Municipal Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 23rd day of October, 1998.



[CORPORATE SEAL]



                          MANAGED MUNICIPAL FUND, INC.



                          By: /s/ R. Alan Medaugh
                              -------------------
                               R. Alan Medaugh
                               President



Attest:  /s/ Amy M. Olmert
         -----------------
         Amy M. Olmert
         Secretary



                  The undersigned, President of MANAGED MUNICIPAL FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                          By: /s/ R. Alan Medaugh
                              -------------------
                               R. Alan Medaugh
                               President